Exhibit 10.3

[R&G Financial Corporation Letterhead]

August 28, 2006

CONFIDENTIAL

Mr. Andrés Pérez

Executive Vice President

R&G Financial Corporation

San Juan, Puerto Rico

Dear Mr. Pérez:

This Agreement (the “Agreement”) sets forth the terms and conditions pursuant to which R&G Financial Corporation (the “Company”) will pay you the amount (the “Change of Control Bonus”) of $500,000.00, in the event that a “Change of Control” (as defined below) should occur with respect to the Company between the date hereof and December 31, 2008. Such expiration date shall be extended consistent with the duration of your Employment Agreement with the Company dated as of August 28, 2006 (the “Employment Agreement”).

Your right to receive payment of the Change of Control Bonus shall be also contingent upon your continued employment with the Company from the date hereof through and until the Effective CC Date (as defined below).

For purposes of this Agreement, the following words and terms shall have the meanings set forth below:

“Change of Control” means the consummation of:

(i) the sale of all or substantially all of the assets of the Company to an unrelated person or entity;

(ii) a merger, reorganization or consolidation involving the Company, as a result of which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; or

(iii) any other transaction involving the Company, as a result of which the owners of The Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

For purposes of this Agreement, the sale of all or substantially all of the assets of any of the Company’s subsidiaries, or a merger transaction involving any of the Company’s subsidiaries shall not constitute a Change of Control. In addition, any internal reorganization of any of the Company’s subsidiaries shall not constitute a Change in Control.

Mr. Andrés Pérez

August 28, 2006

“Effective CC Date” means the date as of which a Change of Control shall be consummated and become effective, after receipt of any and all applicable regulatory and/or shareholder approvals therefor and the lapse of any applicable waiting period therefor, and without any pending approvals, actions, or filings for its consummation and effectiveness.

You are referred to in this Agreement as “you” or “the Executive”.

Your right to receive the Change of Control Bonus is also subject to the following terms and conditions:

1. By agreeing to the terms and conditions of this Agreement, you indicate your intent and agreement to continue to be employed by the Company through and until the Expiration Date, and you will devote your best efforts and all of your business time, attention, and skill to the performance of the duties associated with your employment. You will also perform such other duties as the Chairman of the Board and/or the Chief Executive Officer of the Company may in good faith assign to you, which shall not be inconsistent with your position with the Company.

2. The Change of Control Bonus shall be payable separately from, and in addition to, any other compensation and benefits to which you are entitled for your employment and performance; provided, however, that the Change of Control Bonus shall not be considered as earnings, compensation, or otherwise for purposes of determining your benefits under any other plan or program of the Company (including, without limitation, any bonus, stock option, disability, life insurance, and/or retirement benefits under any qualified or unqualified plan.) Your entitlement to any compensation or benefits other than the Change of Control Bonus provided herein shall be determined in accordance with the compensation and employee benefit plans of the Company as in effect from time to time and as may be modified.

3. This Agreement shall not confer, and shall not be construed as conferring, any legal or other right for the continuation of your employment with the Company for any period. The Company expressly reserves the authority (which may be exercised at any time and without regard to any Change of Control or the Expiration Date) to discharge you from your employment, and such discharge shall not entitle you to the Change of Control Bonus, but in any event such discharge shall be without prejudice to any other rights you may have in the event of such termination under any plan and/or under any applicable law.

Mr. Andrés Pérez

August 28, 2006

4. Termination of Employment Prior to a Change of Control.

(a) If you terminate your employment for any reason, or if your employment is terminated by the Company for cause, as that term is defined in the Employment Agreement, prior to the Effective CC Date, you will not be entitled to the Change of Control Bonus.

(b) Any termination of your employment by the Company shall be effective in accordance with the terms of your Employment Agreement with the Company.

5. This Agreement sets forth the entire agreement of the parties with respect to the Change of Control Bonus and supersedes any and all agreements, oral or written, with respect thereto.

6. The validity, interpretation, construction, and performance of this Agreement shall in all respects be governed by the laws of the Commonwealth of Puerto Rico.

7. The payment of the Change of Control Bonus hereunder shall be subject to all income tax, social security, and other applicable taxes and/or other amounts required to be withheld by the Company pursuant to federal or Commonwealth laws.

8. You shall not assign, pledge or otherwise transfer all or any portion of the Change of Control Bonus or any other rights conferred to you under this Agreement, and any attempted assignment, pledge or other transfer by you (other than by will or the laws of descent and distribution) shall cause any right that you may have to receive payment of the Change of Control Bonus (or any portion thereof) to be immediately forfeited.

9. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by (a) you and (b) the Chief Executive Officer or the Director of the Human Resources Department of the Company, on behalf of the Company.

10. Arbitration.

(a) By signing this Agreement, you agree that all claims or disputes covered by this Agreement or otherwise arising out of or relating to your right or entitlement to, or forfeiture of, the Change of Control Bonus, and which disputes or claims cannot be resolved informally, must be submitted to binding arbitration and that this arbitration will be the sole and exclusive remedy for resolving any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and the Company.

(b) Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules, and any arbitration shall take place in San Juan, Puerto Rico. The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The decision of the arbitrator shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.

Mr. Andrés Pérez

August 28, 2006

(c) The Company shall pay the costs of arbitration and each party shall bear its own expenses; provided, however, that if you are the prevailing party in any such proceeding, the Company shall reimburse you for your reasonable costs and expenses, including attorney’s fees, incurred in connection with such proceeding.

(d) The arbitration proceedings and the decision rendered by the arbitrator shall remain strictly confidential.

(e) The arbitration provisions of this Section shall survive termination of this Agreement.

(f) If, notwithstanding the foregoing provisions of this Section, any claim, arising under this Agreement is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is brought in federal court.

11. Notwithstanding anything to the contrary, the Expiration Date shall be extended until the Effective CC Date if the shareholders of the Company and the applicable regulatory agencies shall have approved the Change of Control prior to the Expiration Date, but the consummation and effectiveness thereof shall be pending as of the Expiration Date.

* * *

If you accept the terms of this Agreement, please read the “Statement of Agreement and Acceptance by Executive” and sign in the space provided.

Very truly yours,

R&G FINANCIAL CORPORATION

By:	/s/ HECTOR SECOLA MARCHESE
Name:	Hector Secola Marchese
Position:	Human Resources Director

Mr. Andrés Pérez

August 28, 2006

STATEMENT OF AGREEMENT AND ACCEPTANCE BY EXECUTIVE:

I hereby accept and agree to be bound by the terms of the foregoing Agreement, and I further declare and represent that I have carefully read and fully understand the terms of this Agreement, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed and after due deliberate thought and action, accept the terms of and sign the same as my own free act.

/s/ ANDRÉS PÉREZ
Andrés Pérez
Date: August 28, 2006